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                                                                   EXHIBIT 10.27

[FLAG TELECOM LETTERHEAD]

31 October 2002

Adnan Omar
Villa No 13, Bin Himd Residential Compound
Kayyal Street
Rawdah District
Jeddah, Western Province
Saudi Arabia 21411

                              TERMINATION AGREEMENT

Dear Adnan,

          This letter agreement (this "AGREEMENT") sets forth the terms of your termination from employment as advisor to the Chairman and CEO of FLAG Telecom Group Limited and as President of FLAG Telecom Development Services Company LLC, both limited companies organized under the laws of Bermuda and Egypt respectively (hereinafter collectively referred to as the "COMPANY").

          1.     RESIGNATION

                 Effective as of November 1, 2002, (the "TERMINATION DATE"), you will cease to be an employee of the Company and its subsidiaries (collectively, the "COMPANIES"). By signing this Agreement, you hereby resign as of the Termination Date as a director of the Company, as a director of any of the other Companies for which you are then serving as a director, and from every other capacity in which you serve the Companies, including, if applicable, as an officer or employee.

          2.     SEVERANCE BENEFITS

          (a) Your termination of employment hereunder shall be treated as a termination without Cause under your "Amended Employment Agreement" (hereinafter, the "EMPLOYMENT AGREEMENT"); provided, however, your right to receive payments and benefits as a

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result of such termination shall only be governed by the terms of this Agreement and not the Employment Agreement which shall become null and void on the Termination Date except as specifically provided herein. On the Termination
Date, the Company shall pay to you a severance payment of $610,000 in U.S. dollars (without any withholding as per prior practice) in same day funds. This Agreement will be null and void in case such amount is not paid in full on the Termination Date.

          (b) The Company shall pay to you on the Termination Date or as soon as practicable thereafter, but in no event later than 14 days after the Termination Date, in accordance with the policies of the Company as currently in effect, your accrued, but unpaid compensation under the Employment Agreement, including accrued and unused vacation, living allowance, and reimburse your expenses for the period ending on the Termination Date, in accordance with the Company's expense reimbursement policy, to the extent not already paid or reimbursed.

          (c) You shall continue to benefit from and be subject to the legal expense payment provisions in Sections 6.4.1 and 6.4.2 of the Reorganization Plan of the Company, as confirmed by the US bankruptcy court on September 26, 2002 and as effective as October 9, 2002. In case needed for your defense of any securities class action lawsuit filed against you, the Company will grant you and/or your attorneys reasonable access to relevant documents or any other written material and/or personnel of the Company.

          (d) You shall be entitled to retain the "Retention Payment Amount" paid under the Employment Agreement.

          (e) You shall continue to be covered by the directors and officers insurance of the Company in the same manner, and to the same extent, as the active directors and officers of the Company with regard to actions and inactions while a director and officer of the Company. If the Company elects to extend and/or continue the directors and officers liability insurance policy of FLAG Telecom Holdings Limited in effect immediately prior to the Effective Date for the benefit of the former directors and officers of FLAG Telecom Holdings Limited generally, then you shall be eligible for the same coverage as such other directors and officers subject to any generally applicable limitations in such policy. Your right to any such coverage shall be governed solely by the terms and conditions of such policy or extension and are in no way guaranteed by the Company or its affiliates.

          (f) You shall be indemnified by the Company in accordance with the Bye-Laws of the Company as in effect on the Effective Date with respect to acts or omissions as an officer or director.

          (g) Except as specifically provided herein, or as otherwise may be required by law, you shall not be entitled to receive any other payments, benefits or severance amounts from the Company following the Termination Date.

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          3.     COVENANT

                 You shall continue to be bound by the provisions of your Employment Agreement, incorporated herein by reference, relating to the prohibition of disclosure of proprietary information, and you shall be required to return the Company's computer equipment, unless bought by you in mutual agreement at the Termination Date, and telecommunications equipment upon the Termination Date.

          4.     Mutual Release

          (a) It is understood and agreed by the parties to this Agreement that, in consideration of the mutual promises and covenants contained in this Agreement, and subject to the performance each party to this agreement (except for immaterial inadvertent non-performance which is promptly cured by you or the Company, whichever is applicable) of its respective heirs, executors, administrators, representatives, agents, successors and assigns hereby irrevocably and unconditionally release and forever discharge the other party from any and all causes of action, claims, actions, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character, which each party may have against the other party from the beginning of the world and through and including the Termination Date

          (b) Nothing contained in this Section 4 shall serve as a release by you or any Releasor with respect to any causes of action, claims, actions, rights, judgments, obligations, damages, demands, defenses, accountings or liabilities (i) that may arise under this Agreement, (ii) to which you would otherwise be entitled under the Plan (unless expressly modified by this Agreement other than Section 4(a) above) or (iii) that you or any other Releasor would otherwise be entitled to assert by counter-claim, cross-claim, impleader or otherwise in connection with any cause of action, claim, action, right, judgment, obligation, damages, demand, accounting or liability that may be asserted against you or any other Releasor.

          5.     RELATIONSHIP  TO OTHER AGREEMENTS

          On the Termination Date, this Agreement shall constitute the entire agreement of the parties with regard to the subject matter hereof, contain all the covenants, promises, representations, warranties and agreements between the parties with respect to your resignation from the Company and supersede all prior employment or severance agreements, including any addendum, amendment or agreement thereto, between you and the Company or any of its predecessors or affiliates, notwithstanding any survival clauses therein contained. Except as otherwise provided herein, each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, or by anyone acting on behalf of either party, which is not embodied herein, and that no agreement, statement, or promise relating to your resignation from the Company, that is not contained in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

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          6.     NO WAIVER

          No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (a) be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (b) preclude insistence upon strict compliance in the future.

          7.     SEVERABILITY

          If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect and such invalid or unenforceable provision shall be reformulated by such court to preserve the intent of the parties hereto.

          8.     COUNTERPARTS

          This Agreement may be executed in three counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

          9.     HEADINGS

          The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

          10.    ASSIGNMENT

          This Agreement is binding on you and the Company and each of you and the Company's successors and assigns. None of your rights or obligations hereunder may be assigned by you to any other person or entity, except by will or the laws of descent and distribution. In the event of your death prior to receipt by you thereof, the Severance Payment and the Bonus shall be payable to your designated beneficiaries on the same schedule as provided for in this Agreement. The rights and obligations of the Company under this Agreement may only be assigned to a successor to all or substantially all of the assets of the Company.

          11.    GOVERNING LAW

          This Agreement shall be governed by the laws of England and Wales applicable to contracts made and performed therein, without regard to its conflicts of law principles.

          12.    ACKNOWLEDGMENTS

          You acknowledge that:

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          (a)    You have read and understand the terms of this Agreement and have voluntarily agreed to these terms without coercion or undue persuasion by the Company or any officer, director or other agent thereof;

          (b) This Agreement does not purport to waive, and does not waive, any rights you may have which arise after the Termination Date.

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                                      * * *

          Please indicate your acceptance of these terms by signing and dating below.


                                                 Sincerely,


                                                 FLAG Telecom Group Limited
                                                 ---------------------------
                                                 By:

                                                 Name:
                                                 Title:


                                                 ---------------------------
                                                 Adnan Omar

                                                 ---------------------------
                                                 Date

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